As filed with the Securities and Exchange Commission on May 7, 1997
                                                Registration No. 333-
 ============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                             --------------------------
                                GTS DURATEK, INC.
             (Exact name of registrant as specified in its charter)
       DELAWARE                                        22-2476180
(State of Incorporation)                   (I.R.S. Employer Identification No.)
                             10100 Old Columbia Road
                            Columbia, Maryland 21046
                                 (410) 312-5100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Robert E. Prince
                      President and Chief Executive Officer
                                GTS Duratek, Inc.
                             10100 Old Columbia Road
                            Columbia, Maryland 21046
                                 (410) 312-5100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                               Henry D. Kahn, Esq.
                            Lawrence R. Seidman, Esq.
                             Piper & Marbury L.L.P.
                             36 South Charles Street
                            Baltimore, Maryland 21201
                                 (410) 539-2530

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:|X| If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box:|X|
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |X|
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |X|
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |X|
                         CALCULATION OF REGISTRATION FEE

===============================================================================
Title of Each Class of                Proposed Maximum     Proposed Maximum
   Securities          Amount to be   Offering Price Per  Aggregate Offering     Amount of
 to be Registered       Registered        Share(1)            Price            Registration Fee
 ============================================================================================
   Common Stock,
  $0.01 par value         156,986           $8.25            $1,295,135               $393
 ============================================================================================


(1)  Determined pursuant to Rule 457(c).



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED MAY 7, 1997

         PROSPECTUS
                                 156,986 Shares
                                GTS DURATEK, INC.

                                  Common Stock

                                   -----------

     This Prospectus relates to up to 156,986 shares (the "Shares") of Common Stock $0.01 par value (the "Common Stock"), of GTS Duratek, Inc. (the "Company"), which may be offered by a certain shareholder of the Company (the "Selling Stockholder") from time to time in transactions on The Nasdaq Stock Market's National Market (the "Nasdaq National Market"), in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions.) See "The Selling Stockholder" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares will be received by the Company. All of the Shares offered hereby were received by the Selling Stockholder in connection with the sale of a wholly-owned subsidiary of the Selling Stockholder to the Company which was concluded on April 18, 1997. See "The Selling Stockholder."

     The Common Stock is listed on the Nasdaq National Market under the symbol "DRTK." On May 5, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $8.25 per share.

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                               ------------------


              The date of this Prospectus is _____________, 1997.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     [NOTE: This red herring paragraph will be typed on the left side of the first page of the Prospectus, landscape style and in red type.]

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission, including the reports and other information incorporated by reference into this Prospectus, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission or from the Commission's Internet web site at http:\\www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006. This Prospectus does not contain all the information set forth in the Registration Statement of which this Prospectus is a part and exhibits relating thereto which the Company has filed with the Commission. Copies of the information and exhibits are on file at the offices of the Commission and may be obtained, upon payment of the fees prescribed by the Commission, may be examined without charge at the offices of the Commission or through the Commission's Internet web site.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-14292) pursuant to the 1934 Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     2. The Company's Proxy Statement filed with the Commission under the 1934 Act on April 11, 1997;

     3. The Company's Current Report of Form 8-K filed with the Commission under the 1934 Act on April 29, 1997;

     4. The description of Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission under the 1934 Act; and

     5. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of filing of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering made hereby.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to GTS Duratek, Inc., 10100 Old Columbia Road, Columbia, Maryland 21046, Attention: Corporate Secretary, telephone: (410) 312-5100.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

     The Company provides waste treatment solutions for radioactive, hazardous, mixed and other wastes. The Company's strategy is (i) to provide the low cost solution to process contaminated waste streams, (ii) to combine its proprietary technologies and technical support services to provide full-service waste treatment, and (iii) to team, where appropriate, with other companies with complementary expertise to advance GTS Duratek's treatment solutions within its target markets and into new markets. The Company's vitrification, thermal desorption and ion exchange technologies convert waste to stable forms for storage or disposal while achieving significant volume reduction. Accordingly, the Company believes its customers benefit from significant cost savings as compared to other commercially-available alternatives. To implement its waste treatment technologies and provide related technical support services, the Company has a staff of highly skilled personnel with significant environmental services experience.

     The Company's waste treatment technologies include vitrification, thermal desorption and ion exchange and can be used independently or in tandem to solve the waste disposal or storage problems of its customers. The Company's vitrification technology converts waste to environmentally stable, leach-resistant glass through a patented high-temperature melter system, known as a DuraMelter(TM). The thermal desorption and ion exchange technologies are used by the Company to treat petrochemical and liquid radioactive waste streams, respectively, and can be used to separate the waste streams into components that can either be safely stored, recycled or used as additives in the vitrification of other waste streams. The Company's ability to integrate its waste treatment technologies enables it to handle a diversity of waste streams in a cost-effective manner.

     The Company has over 480 engineers, consultants and technicians who support and complement its waste treatment and stabilization services and also provides highly specialized technical support services for the Company's customers. The technical support services provide a consistent source of revenue and the complementary expertise for the Company to expand and diversify its waste treatment technologies. The services provided by the Company include staff augmentation and outage support, principally to assist nuclear power plants during regular maintenance shutdowns, environmental and computer consulting and environmental safety training. Having these technical resources available has enabled the Company to move its technologies from bench-scale laboratory testing to field operations and commercial application more rapidly and to handle larger scope waste cleanup projects.

     The Company has developed several important joint venture and collaborative arrangements in order to advance the commercialization of its waste treatment technologies and increase the number of markets that it serves including: (1) a research and development relationship with The Vitreous State Laboratory of The Catholic University of America in Washington, D.C. (the "VSL"), one of the leading research centers in the world for glass technology, including vitrification of waste; (2) a strategic alliance with BNFL Inc. ("BNFL"), the U.S. subsidiary of British Nuclear Fuels plc, to jointly pursue up to five major DOE waste treatment projects; and (3) a relationship with The Carlyle Group ("Carlyle"), a Washington, D.C.-based private merchant bank which made a significant investment in the Company and provided the Company with strong financial support and experience with companies that contract with the federal government. The Company seeks to utilize the complementary technical expertise or commercial experience of the other parties in these collaborative arrangements and, where possible, to develop additional collaborative arrangements, to pursue its primary markets and expand into new markets.

     On April 18, 1997, the Company acquired 100% of the outstanding capital stock of The Scientific Ecology Group, Inc. ("SEG") from Westinghouse Electric Corporation, the Selling Stockholder ("Westinghouse" or the "Selling
Stockholder") for $28.0 million in cash, subject to certain post-closing adjustments, and the Shares. SEG, which was a wholly-owned subsidiary of Westinghouse, is based in Oak Ridge, Tennessee and is the largest commercial radioactive waste processing company in the United States, offering an extensive range of waste processing services and technologies. SEG completed the sale to a third party of its interest in a joint venture for the processing of commercial radioactive ion exchange resins and certain assets related to that business in December 1996. SEG's revenues for the year ended December 31, 1996 were approximately $105 million, excluding those revenues associated with the assets previously sold.

     SEG operates fixed-base processing facilities in Oak Ridge, Tennessee, comprising over 142,000 square feet of facilities. At that site, SEG operates three major commercial radioactive waste processing facilities: the Compaction Facility, the Metal Processing Facility and the Incineration Facility. SEG, through a wholly-owned subsidiary, also provides transportation services for radioactive wastes, and maintains a fleet of tractors, trailers and shipping containers for transporting the wastes. In addition, SEG provides radiological decommissioning and field waste processing services to nuclear clients, including government facilities, commercial facilities and university/research/test facilities.

     On March 31, 1997, the Company announced that its management had made the decision to suspend temporarily the processing of radioactive waste and initiate an unscheduled controlled cool down of its glass melter at its M-Area processing plant located at the United States Department of Energy's ("DOE") Savannah River site. This decision by the Company's management was the result of the Company's operators observing over the previous few days increasing warning signs that accelerated wear on certain melter box internal components could be occurring. Based on these findings, the Company's management determined that it was prudent to cool down the melter and conduct a detailed inspection and assessment of any repairs or necessary refurbishment required to return to safe, full capacity operations. The Company also indicated that if corrective action resulted in a delay in completing the processing of radioactive wastes, the Company could incur contract losses on its waste processing contract for the Savannah River site. Under this contract, all radioactive waste processing is required to be completed by October 1997.

On April 16, 1997, the Company announced that its management had reached a decision on the actions to be taken to resume radioactive waste processing at its facility at the DOE's Savannah River site. Although inspections confirmed that the melter could be restarted after only minimal repair, the Company's management concluded that such action would result in considerable risk that the melter might be unable to complete the $14 million fixed price contract for processing the radioactive waste without additional unscheduled shutdowns and repairs. Accordingly, the Company's management made the decision to undertake more extensive repairs and modification of the facility, including melter box replacement, before resumption of radioactive waste processing. The Company's management estimated that the M-Area facility will resume radioactive waste processing operations by the end of the fourth quarter of 1997. The schedule is impacted by the time required to order specialized refractory bricks for the melter and to complete assembly of the melter and because of the complexities of working in a regulated environment. As a result of the necessary repairs and the delay in completing the waste processing required by the contract, the Company announced that it will take a charge of $5.9 million in the first quarter of 1997 to cover the estimated costs of the repair and for estimated losses on the fixed price contract resulting from the delay. The Company is seeking to extend the date by which it was required to complete the waste processing under the contract.

     The Company also announced on April 16, 1997 that the Company's senior management had established the priorities for the remainder of 1997 to be: (i) restarting the M-Area melter; (ii) successfully and rapidly incorporating SEG's business following the acquisition and (iii) meeting commitments to the DOE privatization cleanups in Hanford, Washington and Idaho. Consequently, the Company announced that its capital commitments will be directed to those priorities and that the Company's management will reduce the priority of, and capital commitments to, other projects which have higher levels of marketplace uncertainty or have longer-term financial prospects. As a result, the Company announced that the DuraChem facility, for processing commercial radioactive ion exchange resin in the United States, located in Barnwell, South Carolina, will not commence commercial operations in 1997 as previously reported.

     The Company's principal executive offices are located at 10100 Old Columbia Road, Columbia, Maryland 21046 and its telephone number is (410) 312-5100.

                                  RISK FACTORS

     Prospective purchasers of the shares of Common Stock offered hereby should consider carefully the specific factors set forth below as well as the other information contained in this Prospectus in evaluating an investment in the Common Stock.

     Risks Associated with the Company's Waste Processing Operations at the Savannah River Site

         On March 31, 1997, the Company announced that its management had made the decision to suspend temporarily the processing of radioactive waste and initiate an unscheduled controlled cool down of its glass melter at its M-Area processing plant located at the DOE's Savannah River Site. Management's decision to cool down the melter was the result of the Company's operators observing increasing warning signs that accelerated wear on certain melter box internal components could be occurring. Subsequently, after the inspections had been completed, the Company's management made the decision to undertake more extensive repairs and modification of the facility, including melter box replacement, before resumption of radioactive waste processing. The Company's management estimates that the M-Area facility will resume radioactive waste processing operations by the end of the fourth quarter of 1997. As a result of the necessary repairs and the delay in completing the waste processing required by the contract performance date of October 1997, the Company announced that it will take a charge of $5.9 million in the first quarter of 1997 to cover the estimated costs of the repair and for estimated losses on the fixed price contract resulting from the delay. The Company is seeking to extend the date by which it was required to complete the waste processing under the contract.

         There can be no assurance that the Company will be able to secure an extension for the current Savannah River site waste processing contract or that, even if such an extension is obtained, that the Company will not experience further delays in completing the radioactive waste processing required by that contract. If the Company is not able to obtain an extension of the current contract or experiences further delays in completing the contract, the Company may incur additional losses under that contract. Similarly, there can be no assurance that the Company has established adequate reserves to cover the actual costs of the repair of the Company's waste processing facility. In addition, as of December 31, 1996, the Company had capitalized approximately $4.2 million of equipment and installation costs related to the M-Area facility. It is the Company's intention to recover these costs through additional waste stream contracts at the M-Area facility or by dismantling the equipment and using it in other waste treatment facilities the Company expects to construct throughout the United States. There can be no assurance, however, that the Company will be able to secure contracts to handle additional waste streams at its M-Area facility or that the Company will be able to deploy the equipment on future waste treatment projects. Any additional reserves or write-offs that the Company may be required to take in connection with its waste processing operations at the Savannah River site could have a material adverse effect on the Company's results of operations and financial condition.

Risks Associated with the SEG Acquisition

     The Company acquired 100% of the outstanding capital stock of SEG from Westinghouse on April 18, 1997. SEG's revenues for the year ended December 31, 1996 were approximately $105 million, as compared to the Company's revenues of $44.2 million for the same period. The Company's efforts in integrating the SEG acquisition are in the initial stages. Such integration will likely place significant demands on the Company's management and infrastructure. The acquisition of SEG will likely require significant management resources and may require additional operational and financial resources. SEG has incurred significant losses over the past two years. Accordingly, there can be no assurance that SEG's business will be successfully integrated with that of the Company, that the Company will be able to realize operating efficiencies or eliminate redundant costs or that the business will be operated profitably. Further, there can be no assurance that customers of the acquired business will continue to do business with the Company or that the Company will be able to retain key employees. In addition, the acquisition of SEG also involves a number of additional specific risks including: adverse short-term effects on the Company's operating results, environmental risks and potential liabilities associated with operating a radioactive waste processing facility and radioactive waste transportation business, risks associated with operating SEG's business in a highly regulated environment and risks associated with unanticipated problems, liabilities or contingencies following the acquisition of a business. Also, to maintain compliance with operating licenses and permits, the Company is required to provide letters of credit in the aggregate amount of $15.3 million to the State of Tennessee to provide security for SEG's obligation to clean and remediate SEG's facility upon its closure. Under the Company's existing credit facility, the Company's bank has issued the letters of credit to the State of Tennessee, however, there can be no assurance that the Company will continue to have the borrowing capacity under its credit facility to maintain the letters of credit and there can be no assurance that the State of Tennessee will not significantly increase the financial assurance requirements and require the Company to provide additional financial assurance as security for SEG's obligation to clean and remediate the facility upon its closure. The inability of the Company to meet the financial assurance requirements of the State of Tennessee could cause the State of Tennessee to force the Company to commence the closure of the facility; including the cleanup and remediation of such facility, and such closure would have a material adverse effect on the Company's results of operations and financial condition.

Risks Associated with the Company's DuraChem Joint Venture

     On April 16, 1997, the Company announced that its senior management had established the priorities for the remainder of 1997 to be: (i) restarting the M-Area melter; (ii) successfully and rapidly incorporating SEG's business following the acquisition and (iii) meeting commitments to the DOE privatization cleanups in Hanford, Washington and Idaho. Consequently, the Company announced that its capital commitments will be directed to those priorities and that the Company's management will reduce the priority of, and capital commitments to, other projects which have higher levels of marketplace uncertainty or have longer-term financial prospects. As a result, the Company announced that the DuraChem facility for processing commercial radioactive ion exchange resin in the United States, located in Barnwell, South Carolina, will not commence commercial operations in 1997 as previously reported. To date, the Company has invested approximately $5.6 million in this joint venture with Chem-Nuclear Systems, Inc., a subsidiary of WMX Technologies, Inc. There can be no assurance as to when, if at all, the DuraChem facility will commence commercial operations and, accordingly, the Company may be required at some future time to write-off all or some portion of its investment in the DuraChem joint venture. Any write-offs, if any, that the Company may be required to take in connection with its investment in the DuraChem joint venture could have a material adverse effect on the Company's results of operations and financial condition.

No Assurance of Successful Development or Acceptance of Technologies

     The Company is in the process of developing, refining and implementing its technologies for the treatment of radioactive, hazardous, mixed (i.e., intermingled radioactive and hazardous) and other wastes. The Company's growth prospects are significantly dependent upon the acceptance and implementation of these technologies, particularly vitrification and thermal desorption. The awarding of any future contracts to implement the Company's vitrification technology is substantially dependent upon the continuing evaluation of the Company's technology versus several other competing technologies as well as conventional storage and disposal alternatives. There can be no assurance that the Company's vitrification and related technologies will prove to be commercially viable and cost-effective means of waste treatment or that, even if effective, the Company's technologies will be selected for use in future waste treatment projects. In addition, applications of the Company's waste treatment technologies to hazardous and other wastes are in various stages of development. Accordingly, there can be no assurance that development of these technologies will be completed in the near future, or that even if developed, the Company will be able to commercialize such technologies.

Dependence on Proprietary Technology and Intellectual Property

     The Company's success is heavily dependent upon its proprietary vitrification and other waste treatment technologies. The Company does not own any of the patents to the vitrification and other waste treatment technologies but exclusively licenses such rights from the inventors of the technologies. The Company did acquire certain patent and other intellectual property rights in connection with its acquisition of SEG. There can be no assurance concerning the scope, validity or value of the patents or related intellectual property rights owned or licensed by the Company. Further, there can be no assurance that the steps taken by the Company and the inventors to protect these proprietary technologies will be adequate to prevent misappropriation of these technologies by third parties. Any such adverse circumstances could have a material adverse effect on the Company. Many technology fields are characterized by the existence of a large number of patents and frequent litigation for financial gain. Although the Company does not believe any of its proprietary technologies infringe the patent rights of third parties, there can be no assurance that infringement claims will not be asserted against the Company in the future or that any such claims will not require the Company to enter into royalty arrangements or result in litigation. In the event that the Company pursues overseas projects, there can be no assurance that steps taken by the Company and the inventors to protect their proprietary technologies will be adequate under the laws of certain foreign countries.

Dependence on Key Customers

     During 1996, the Company's revenues from waste treatment projects were primarily derived from subcontracts with contractors and subcontractors and a limited number of other customers. Revenues derived from the DOE contractors and subcontractors constituted approximately 21.4% of the Company's total revenues during 1996. The Company's revenues derived from providing technical support services constituted approximately 75.2% of the Company's total revenues in 1996. Revenues from Duke Power Company and Fernald Environmental Restoration Management Company, a subsidiary of Fluor Corporation, accounting for approximately 28% and 12% of the Company's total revenues in 1996, respectively. The Company has multiple contracts with Duke Power which expire between 1997 and 1998 and pursuant to which it provides technical support services and personnel. The loss of business from any of its major customers could have a material adverse effect on the Company.

Government Funding and Contracting

     The Company believes that demand for its waste treatment technologies is directly related to the response of governmental authorities to public concern over the treatment and disposal of radioactive, hazardous, mixed and other wastes. The lessening of public concern in this area or other changes in the political environment could result in a corresponding reduction in demand for the services offered by the Company. Additionally, efforts to reduce the federal budget deficit and other government funding constraints could adversely affect the availability and timing of government funding for the cleanup of DOE and other sites at which radioactive and mixed wastes are present.

     The Company's existing government subcontracts can generally be canceled, delayed or modified at the sole option of the government. The Company believes that any future government contracts and subcontracts will be structured similarly. In addition, under the terms of future government contracts and subcontracts, if any, the federal government may be in a position to obtain greater rights with respect to the Company's intellectual property than the Company would grant to other entities. As a result of engaging in the government contracting business, the Company has been and will be subject to audits, and may be subject to investigation, by government agencies. The failure by the Company to comply with the terms of any of its government contracts and subcontracts could result in substantial civil and criminal fines and penalties or the Company's suspension or debarment from future government contracts and subcontracts for a significant period of time. The fines and penalties that could result from noncompliance with appropriate standards and regulations, or the Company's suspension or debarment, could have a material adverse effect on the Company.

Dependence on Collaborative Relationships

     In order to commercialize its vitrification and other waste treatment technologies, the Company has developed several collaborative arrangements, including arrangements with the VSL and BNFL, and in the future may seek other collaborative arrangements. The Company's future success will likely depend, in part, on the success of its existing collaborative relationships. Collaborative arrangements involve risks that the participating parties may disagree on business decisions and strategies resulting in potential delays, additional costs and risks of litigation. The inability of the Company to successfully maintain existing collaborative relationships or enter into new collaborative arrangements could have a material adverse effect on the Company.

Accumulated Deficit

     As of December 31, 1996, the Company had an accumulated deficit of $9.0 million resulting principally from losses generated by operations prior to 1994, certain of which related to a line of business discontinued in 1990. There can be no assurance that in the future the Company will be able to generate sufficient revenues or control operating expenses in order to achieve and sustain profitability.

Risks Associated with Rapid Growth

     The Company is currently experiencing a period of rapid growth, attributable in large part to the expansion of its waste treatment technology operations. This growth has placed and could continue to place a significant strain on the Company's management personnel and other resources. The Company's recent growth, which might accelerate in the event the Company establishes additional collaborative arrangements or joint ventures or undertakes another significant acquisition, has resulted in an increased level of responsibility for the Company's management personnel. The Company's ability to manage growth effectively will require the Company to effectively manage its collaborative arrangements and to continue to improve its operational, management and financial systems and controls and to successfully train, motivate and manage its employees. If the Company's management is unable to manage growth effectively, the Company's results of operations could be materially adversely affected.

     The Company's business strategy includes the expansion of its technologies and services, which may be effected through acquisitions. While there are currently no commitments with respect to any future acquisitions, the Company frequently reviews various acquisition prospects of businesses or technologies complementary to the Company's business and periodically engages in discussions regarding such possible acquisitions or affiliations. Acquisitions involve numerous management, financial, operational and financial market risks. There can be no assurance that any acquisition will result in long-term benefits to the Company or that the Company's management will be able to manage effectively the resulting businesses.

Competition

     The market for the Company's waste treatment technologies is characterized by several large companies and numerous small companies. Any of such companies may possess or develop technologies superior to those of the Company. In addition, the Company competes with companies offering conventional storage and disposal alternatives such as special landfills, deep-well injection, on-site containment in tanks, pits or ponds and incineration and other thermal treatment methods. In its technical support services business, the Company's competitors range from major national and regional environmental service and consulting firms with large environmental remediation staffs to small local firms. Many of the Company's competitors have greater financial, management and marketing resources than the Company. To the extent that these competitors offer more cost-effective waste treatment and treatment alternatives or offer comparable services at lower prices, the Company's ability to compete effectively could be adversely affected.

Dependence on Key Personnel

     The Company is highly dependent upon the technical expertise and management experience of Robert E. Prince, President, Chief Executive Officer and a director of the Company. The Company's operations are also dependent on the continued efforts of certain technical personnel which include certain of the Company's senior management as well as certain individuals at the VSL who have developed and are continuing to refine the proprietary vitrification and ion exchange technologies licensed by the Company. The loss of the services of any of these individuals could have a material adverse effect on the Company. Mr. Prince and certain other members of senior management are subject to employment agreements which terminate in January 1998, unless extended; however, there are no "key man" life insurance policies on Mr. Prince, any other members of senior management or any other personnel.

Government Regulation

     Federal, state and local environmental legislation and regulations require substantial expenditures and impose liabilities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the services offered by the Company. The level of enforcement activities by federal, state and local environmental protection agencies and changes in regulations will also affect demand. In the event and to the extent that the burden of complying with environmental laws and regulations may be eased, particularly those relating to the transportation, treatment, storage or disposal of radioactive, hazardous, mixed or other wastes, the demand for the Company's services could be materially adversely affected.

     The Company and its customers operate in a highly regulated environment. The Company's waste facilities are required to have federal, state and local governmental permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or approvals may adversely affect the operations of the Company and may subject the Company to penalties. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits or approvals. Any changes in these regulations which increase compliance standards may require the Company to change or improve its waste treatment technologies or make modifications to its waste processing facilities to meet more stringent regulatory requirements. There can be no assurance that the Company will meet all of the applicable regulatory requirements.

Potential Environmental Liability and Insurance

     Performance of the Company's services requires exposure of personnel and equipment to radioactive and hazardous materials and conditions. Although the Company is committed to a policy of operating safely and prudently, the Company may be subject to liability claims by employees, customers and third parties. In addition, the Company may be subject to fines, penalties or other liabilities arising from its actions imposed under environmental or safety laws. To date, the Company has been able to obtain liability insurance for the operation of its business. However, there can be no assurance that the Company's existing liability insurance is adequate or that it will be able to be maintained or that all possible claims that may be asserted against the Company will be covered by insurance. A partially or completely uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company.

Fluctuations in Quarterly Results

     A large component of the Company's technical support services business is outage support for nuclear power plants. As a result, the Company's revenues have historically been subject to significant quarterly fluctuations, affected primarily by the timing of outage support projects at its customers' facilities, which typically occur in the spring and fall when electrical load demand is at its lowest. In addition, the timing of new waste treatment projects, including those pursued jointly with BNFL, the duration of these projects and the form in which these projects are owned and operated will affect period-to-period comparisons of the Company's operating results.

Control by Principal Stockholders

     Carlyle owns 2,040,616 shares of the outstanding Common Stock and 150,692 shares of the outstanding shares of the Company's 8% Cumulative Convertible Redeemable Preferred Stock (the "Convertible Preferred Stock"), or an aggregate of 40.5% of the outstanding voting securities of the Company after this offering. In addition, Carlyle has the option to purchase from the Company an additional 1,177,278 shares of the Common Stock at any time prior to January 24, 1999 for $3.75 per share. The terms of the Convertible Preferred Stock provide that the holders thereof, voting as a separate class, have the right to elect a majority of the Company's Board of Directors so long as Carlyle owns shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders. The remaining directors shall be elected by the vote of the holders of the Common Stock and Convertible Preferred Stock, voting together as a single class. Carlyle, through its beneficial ownership of the Convertible Preferred Stock, has the unilateral voting power to elect a majority of the Company's Board of Directors and has ultimate control over the management and policies of the Company through its control of the Board of Directors.

Effect of Certain Outstanding Securities

     At March 14, 1997, the Company had reserved 8,581,041 shares of Common Stock for issuance upon conversion or exercise of the Convertible Preferred Stock and options issued to Carlyle in 1995, the convertible debenture issued to BNFL in 1995, and options and warrants issued to employees and others. The exercise or conversion prices of these securities are substantially below the current market price for the Company's Common Stock. Investors may experience dilution as a result of shares of Common Stock being issued upon conversion or exercise of these derivative securities. In particular, the Company's earnings
(loss) per common share will be significantly affected by their future conversion or exercise or at such time, if ever, as the level of the Company's net income causes any or all of these securities to be included in earnings per share computations.

Availability of Skilled Professionals

     The Company's success in providing technical support services to its customers is dependent upon its ability to staff customer projects with skilled technical specialists and experts in a wide range of scientific, engineering, health and safety, data processing and communications disciplines. The Company does not retain all such skilled professionals on a full-time basis but contracts with these individuals on an as-needed basis. The market for skilled professionals in these disciplines is highly competitive and there can be no assurance that the Company will be able to hire these professionals when needed to staff customer projects or that the cost of such labor will not significantly increase.

Volatility of Stock Price

         There has been a history of volatility in the market prices for securities of technology and other emerging growth companies. In the case of the Company, factors such as the announcements of new contracts or technological developments, status of collaborative arrangements of the Company or its competitors, status of the Company's waste treatment projects, announcement of acquisitions, government regulatory action, patent or proprietary rights developments, changes in recommendations and estimates by security analysts and market conditions in general could have a significant impact on the future market price of the Common Stock.


                                 USE OF PROCEEDS

     All of the proceeds from the sale of the Shares offered hereby will be received by the Selling Stockholder. The Company will receive none of the proceeds from the sale of the Shares.


                             THE SELLING STOCKHOLDER


     All of the Shares being offered by the Selling Stockholder were acquired by it in partial consideration of the sale by it to the Company of all of the outstanding capital stock of SEG. Pursuant to the terms of the acquisition, the Company agreed to prepare and file with the Commission a registration statement with respect to the resale of the Shares from time to time on the Nasdaq National Market, in privately negotiated transactions or otherwise.

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by the Selling Stockholder prior to this offering, the maximum number of shares of Common Stock to be sold by the Selling Stockholder hereby, and the beneficial ownership of the Company's Common Stock by the Selling Stockholder after this offering, assuming that all shares of Common Stock offered hereby are sold.



                                              Shares Beneficially        Shares To        Shares Beneficially
                                            Owned Prior to Offering      Be Sold In       Owned After Offering
                                           --------------------------                  ---------------------------
Name and Address of Beneficial                                              This
    Owner                                     Number        Percent       Offering        Number        Percent
-----------------------------------------  -------------   ----------   -------------  -------------   -----------

Westinghouse Electric Corporation......      156,986         1.3%           156,986         0              *
   Gateway Center
   11 Stanwix Street
   Pittsburgh, Pennsylvania 15222
-------------
* Less than 1%.

                              PLAN OF DISTRIBUTION

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "DRTK." The Company has been advised that the Selling Stockholder may sell shares of Common Stock offered hereby from time to time in transactions on the Nasdaq Stock Market, in privately-negotiated transactions or otherwise. The Selling Stockholder may effect such transactions by selling the shares of Common Stock offered hereby to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     The Selling Stockholder and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock offered hereby will be sold by the Selling Stockholder acting as principal for its own account, and the Company will receive no proceeds from this offering. The Selling Stockholder will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or discounts. The Company has agreed to bear the cost of preparing the Registration Statement of which this Prospectus is a part and all filing fees and legal and accounting expenses in connection with registration of the shares of Common Stock offered by the Selling Stockholder hereby under federal and state securities laws.

                                  LEGAL MATTERS

     The legality of the Shares offered hereby has been passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company, included in its Annual Report on Form 10-K, as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein or in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

=========================================================  =====================

         No  dealer,  salesperson  or  other  person has
been  authorized  by the Company to give any information
or to  make any  representations  not  contained in this
Prospectus in connection  with the offer covered by this       156,986 Shares
Prospectus.  If  given  or  made,  such  information  or
representations  must not be relied  upon as having been
authorized  by the  Company.  This  Prospectus  does not
constitute  an  offer  to sell or a  solicitation  of an
offer  to buy  the  Common  Stock  in  any  jurisdiction
where,  or to any Person to whom it is  unlawful to make
such offer or  solicitation.  Neither  the  delivery  of
this  Prospectus  nor any  sale  made  hereunder  shall,      GTS DURATEK, INC.
under  any  circumstances,  create an  implication  that
there has not been any  change in the facts set forth in
this  Prospectus  or in the affairs of the Company since        Common Stock
the date hereof.



             -----------------------------
                                                              -------------

                                                               PROSPECTUS
                                                              -------------
                   TABLE OF CONTENTS

 .........                                   Page
                                            ----

Available Information.........................1
Incorporation of Certain
   Documents by Reference.....................1
The Company...................................3
Risk Factors .................................6
Use of Proceeds...............................14              ___________, 1997
The Selling Stockholder.......................14
Plan of Distribution..........................15
Legal Matters.................................16
Experts.......................................16


=====================================================    ======================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution


     The estimated expenses in connection with the offering are as follows:

     SEC registration fee ......................................         $391
     Nasdaq listing fee                                                 3,140
     Legal fees and expenses....................................        5,000
     Accounting fees and expenses...............................        4,000
     Miscellaneous..............................................          467
                                                                          ---
     TOTAL......................................................      $13,000



Item 15.          Indemnification of Directors and Officers


     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of such section or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Company's Restated Certificate of Incorporation provides that directors of the Company may not be held liable to the Company or its shareholders for monetary damages for a breach of his or her fiduciary duty as a director, except for a breach of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for willful or negligent violation of sections 160 or 173 of the DGCL respecting unlawful payment of dividends and unlawful stock purchases and redemptions, or for any transaction from which the director derived an improper personal benefit.

Item 16.          Exhibits


3.1 Amended and Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3.6 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-14292).

3.2 By-Laws of the Registrant. Incorporated herein by reference to Exhibit 3.3 of the Registrant's Registration Statement on Form S-1 (File No. 33-2062).

4.1 Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock dated January 23, 1995. Incorporated herein by reference to
     Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed on February 1, 1995 (File No. 0-14292).

4.2 Stock Purchase Agreement among Carlyle Partners II, L.P., Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, Carlyle-GTSD Partners, L.P., Carlyle-GTSD Partners II, L.P. and GTS Duratek, Inc. and National Patent Development Corporation dated as of January 24, 1995. Incorporated herein by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed on February 1, 1995 (File No. 0-14292).

4.3 Stockholders Agreement by and among GTS Duratek, Inc., Carlyle Partners, II, L.P., Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, Carlyle-GTSD Partners, L.P., Carlyle-GTSD Partners II, L.P. and GTS Duratek, Inc. and National Patent Development Corporation dated as of January 24, 1995. Incorporated herein by reference to Exhibit 4.3 of the Registrant's Current Report on Form 8-K filed on February 1, 1995 (File No. 0-14292).

4.4 Registration Rights Agreement by and among GTS Duratek, Inc., Carlyle Partners II, L.P., Carlyle International Partners II, L.P., Carlyle-International Partners III, L.P., C/S International Partners, Carlyle-GTSD Partners, L.P., Carlyle-GTSD Partners II, L.P. and GTS Duratek, Inc. and National Patent Development Corporation dated as of January 24, 1995. Incorporated herein by reference to Exhibit 4.4 of the Registrant's Current Report on Form 8-K filed on February 1, 1995 (File No. 0-14292).

4.5 Convertible Debenture issued by GTS Duratek, Inc., General Technical Services, Inc., GTS Instrument Services Incorporated to BNFL Inc. dated November 7, 1995. Incorporated herein by reference to the Registrant's Quarterly Report on From 10-Q for the quarter ended September 30, 1995 (File No. 0-14292).


4.6 Stock Purchase Agreement by and between GTS Duratek, Inc. and Westinghouse Electric Corporation dated April 8, 1997 (filed as Exhibit (c)(2) to the Company's Current Report on Form 8-K filed on April 29, 1997; File No. 0-14292).

4.7 Specimen Common Stock Certificate (filed as Exhibit 1.2 to the Company's Registration Statement (Registration No. 33-2062), and incorporated by reference herein).

5.1  Opinion of Piper & Marbury L.L.P.

24.1 Consent of KPMG Peat Marwick LLP

24.2 Consent of Piper & Marbury L.L.P. (included in Exhibit 5.1)

25   Power of Attorney (included on signature page)


Item 17.  Undertakings


     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange of

1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the Delaware General Corporate Law, the Restated Certificate of Incorporation or By-Laws of the registrant or resolutions of the Board of Directors of the registrant adopted pursuant thereto, or otherwise, foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs in contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  EXHIBIT INDEX

            (*Exhibits described in Item 16 and listed in this index
                         are incorporated by reference.)



                                                                    Sequentially
 Exhibit                                     Document              Numbered Page

   3.1 Amended and Restated Certificate of Incorporation of the Registrant*
   3.2     By-Laws of the Registrant.*
   4.1 Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock dated
           January 23, 1995.*
   4.2     Stock Purchase Agreement among Carlyle Partners
           II, L.P., Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, Carlyle-GTSD Partners, L.P., Carlyle-GTSD Partners II, L.P. and GTS Duratek,
           Inc. and National Patent Development Corporation dated as of January 24, 1995.*
   4.3     Stockholders Agreement by and among GTS Duratek,
           Inc., Carlyle Partners, II, L.P., Carlyle
           International Partners II, L.P., Carlyle
           International Partners III, L.P., C/S International Partners, Carlyle-GTSD Partners, L.P., Carlyle-GTSD Partners II, L.P. and GTS Duratek, Inc. and National Patent Development Corporation dated as of January 24, 1995.*
   4.4     Registration Rights Agreement by and among GTS
           Duratek, Inc., Carlyle Partners II, L.P., Carlyle International Partners II, L.P., Carlyle-International Partners III, L.P., C/S International Partners, Carlyle-GTSD Partners, L.P., Carlyle-GTSD Partners
           II, L.P. and GTS Duratek, Inc. and National Patent Development Corporation dated as of January 24, 1995.*
   4.5 Convertible Debenture issued by GTS Duratek, Inc., General Technical Services, Inc., GTS Instrument Services Incorporated to BNFL Inc. dated November 7, 1995.*

                                                                    Sequentially
 Exhibit                               Document                    Numbered Page

   4.6     Stock Purchase Agreement by and between GTS Duratek,
           Inc. and Westinghouse Electric Corporation dated
           April 8, 1997*
   4.7     Specimen Common Stock Certificate*
   5.1     Opinion of Piper & Marbury L.L.P.
   24.1    Consent of KPMG Peat Marwick LLP
   24.2    Consent of Piper & Marbury L.L.P.
           (included in Exhibit 5.1)
    25     Power of Attorney (included on signature page)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on May 7, 1997.


                                       GTS DURATEK, INC.


                                       By: /s/ Robert F. Shawver
                                           -------------------------
                                            Robert F. Shawver
                                            Executive Vice President and
                                            Chief Financial Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Robert E. Prince and Robert F. Shawver (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities indicated on May 7, 1997.

Signature                                 Title and Capacity
---------                                 ------------------


/s/ Robert E. Prince               President and Chief Executive Officer and
Robert E. Prince                   Director (Principal Executive Officer)


/s/ Robert F. Shawver              Executive Vice President and Chief Financial
Robert F. Shawver                  Officer (Principal Financial Officer)

/s/ Craig T. Bartlett               Treasurer (Principal Accounting Officer)
Craig T. Bartlett



/s/ Daniel A. D'Aniello             Chairman of the Board of Directors
Daniel A. D'Aniello



/s/ William E. Conway               Director
William E. Conway



/s/ Earle C. Williams               Director
Earle C. Williams



/s/ Steven J. Gilbert               Director
Steven J. Gilbert



/s/ James D. Watkins                Director
Admiral James D. Watkins



s/s George V. McGowan               Director
George V. McGowan